EXHIBIT 4.2

                          FIRST SUPPLEMENTAL INDENTURE

        First Supplemental Indenture, dated as of the 15th day of September, 1997, by and between Palomar Medical Technologies, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as trustee (the "Trustee").

                              W I T N E S S E T H:

        WHEREAS, the Company and the Trustee are the parties to the Indenture dated as of June 24, 1996 (the "Indenture"), relating to the Company's 4.5% Convertible Subordinated Debentures due 2003 (the "Debentures"); and

        WHEREAS, the Company wishes to amend the Indentures as set forth in paragraph 1 hereof (the "Amendment"); and

        WHEREAS, the Board of Directors of the Company has duly authorized the execution and delivery by the Company of this First Supplemental Indenture; and

        WHEREAS, pursuant to the provisions of Sections 11.2 and 9.1 of the Indenture, the holders of not less than 66-2/3% of the outstanding aggregate principal amount of the debentures have duly consented to the Amendment.

        NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Indenture. The definition of "Stock Price Factor" set forth in Section 4.1 of the Indenture is hereby amended by the deletion of the third paragraph of Section 4.1 of the Indenture in its entirety, and the substitution of the following in lieu thereof: "Stock Price Factor" means a factor, to be calculated by the Company with respect to each December 15, February 15, April 15, June 15, August 15, and October 15 (each a "Reset Date"), and to be applicable in the two full calendar months following the Reset Date, and equal to the average daily Nasdaq closing price per Share (or, if the Company is listed or quoted on an exchange in the United States other than Nasdaq, the closing price on such exchange), for the thirty trading days immediately preceding the applicable Reset Date; provided that in no event shall the Stock Price Factor be less than U.S. $7.00 (as adjusted, if required, as provided in Section 4.5), regardless of the actual Stock Price Factor otherwise determined.

2. Form of Debenture. The definition of "Stock Price Factor" which is set forth in each Debenture is hereby amended so as to coincide with the definition of "Stock Price Factor" set forth in paragraph 1 above.

3. Effective Date. The Amendment shall be effective as of the date of this First Supplemental Indenture. 4. Notation of Amendment. Debentures which are authenticated and delivered after the date hereof shall incorporate, or shall contain a notation of, the Amendment; provided, however, that neither the failure to so incorporate the Amendment nor the absence of any of such notation on any Debenture shall impair the validity of the Amendment. 5. No Other Changes. Except as expressly amended hereby, the Indenture shall remain in full force and effect in accordance with its terms, and is hereby ratified, confirmed and approved.

        IN WITNESS WHEREOF, Palomar Medical Technologies, Inc. has caused this First Supplemental Indenture to be signed in its corporate name by Louis P. Valente, its Chief Executive Officer and President, and its corporate seal to be affixed hereunto; and American Stock Transfer & Trust Company has caused this First Supplemental Indenture to be signed by Herbert J. Lemmer, its Vice President, and its corporate seal to be affixed hereunto, all as of the day and year first above written.

                                              PALOMAR MEDICAL TECHNOLOGIES, INC.

(CORPORATE SEAL)

                                              By:  /s/  Louis P. Valente
                                                  ------------------------------
                                                  Name:  Louis P. Valente
                                                  Title: Chief Executive Officer
                                                         and President

                                        AMERICAN STOCK TRANSFER & TRUST COMPANY,
                                         AS TRUSTEE

(CORPORATE SEAL)

                                            By:   /s/  Herbert J. Lemmer
                                                 -------------------------------
                                                 Name:   Herbert J. Lemmer
                                                 Title:  Vice President